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                                                                   Exhibit 10.30

November 14, 2000

J. Paul Quinn
5318 229th Avenue South East
Issaquah, WA 98029


Dear Paul:

We are pleased to confirm your offer of employment with N2H2, Inc. as Vice President and Chief Financial Officer within our Executive Division. You will be reporting directly to Peter Nickerson, CEO/President. You will be classified as an exempt employee and paid a starting base salary of $12,500, less lawful deductions, semi-monthly (which is equivalent to $150,000 on an annual basis). As previously discussed, you will be eligible to receive performance bonuses to be formally structured upon hire.

We hope you will be able to start work at N2H2 on November 20, 2000.

You will be eligible to participate (with no cost) in a group health insurance plan (including coverage of your family) effective January 1, 2000. N2H2, Inc. will also provide you with a monthly parking pass in the Union Bank of California building, reimburse you for health club dues and high speed Internet access for your home.

N2H2, Inc. currently offers the following benefits: 401(K), medical, dental, vision, long term disability, commuter transit reduction, flexible spending account programs and an Employee Stock Purchase Plan. All details are governed by specific insurance company and/or program policies.

You will accrue vacation time off with pay at the rate of 1.6 days per month (which is equivalent to 20 days on an annual basis) subject to N2H2, Inc.'s policies.

You will be granted 100,000 options, as part of your hiring package. These options will be granted at the fair market value (average of high and low) on the date of hire and will have a four-year vesting period. Further information will be made available to you regarding the option grant in your new hire orientation.

If N2H2, Inc. terminates your employment within 90 days of a Change in Control, N2H2, Inc. will pay you an amount as severance equal to twelve (12) months of your base monthly salary, less deductions and all unvested stock options will accelerate to vest immediately. For purposes of this paragraph, "Change In Control" means the occurrence of any one of the following events:

               (i) any recapitalization, consolidation or merger of N2H2, Inc. in which the N2H2, Inc. is not the continuing or surviving entity or which contemplates that all or substantially all of the business and/or assets of the N2H2, Inc. shall be controlled by another person or entity other than the person or entity which controlled the N2H2, Inc. immediately prior to such recapitalization, consolidation or merger;

               (ii) any sale, lease, exchange or transfer (in one transaction or series of related transactions) of all or substantially all of the assets of the N2H2, Inc.;



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               (iii) approval by the members of the N2H2, Inc. of any plan or proposal for the liquidation or dissolution of the N2H2, Inc., unless such plan or proposal is abandoned within 60 days following such approval; or

               (iv) sale or other disposition by Peter H. Nickerson of his beneficial interest in the N2H2, Inc.

This letter is not an offer of employment for any specific period of time. Your employment at N2H2, Inc. will be terminable "at-will", which means that you may terminate your employment at N2H2, Inc. at any time, with or without notice, for any reason you believe is appropriate. Similarly, N2H2, Inc. may terminate your employment at any time, with or without notice, for any reason it, in its sole discretion, believes is appropriate. Moreover, although we have a 90-day introductory period, your employment remains "at-will" before or after the period. Execution of a formal Employment Contract and Non-Compete Agreement may be required in the future as a condition of continued employment.

Your offer of employment is subject to your confirmation of N2H2, Inc.'s understanding that you currently are not: (1) restricted from accepting employment with N2H2, Inc.; (2) restricted from performing any duties at N2H2, Inc.; (3) restricted from disclosing information to third parties or using information for your own benefit or for the benefit of a third party; or (4) restricted in the solicitation of customer, employees, or both, of any other party.

Your offer of employment is also subject to your signing our confidentiality and intellectual properties agreement.

We are convinced that your background and professional experience will significantly enhance our ability to attain our goals. We are equally confident that you will find us offering the kinds of challenges and responsibilities that you will enjoy, along with an environment that will enhance your professional growth. If you find the heretofore-described terms agreeable, please sign and return an original copy of this letter by Wednesday, November 15, 2000.

If you have questions, please contact me or Amanda Spraker, Human Resources Director at 206.834.1770.

I look forward to working with you.


Sincerely,



Peter Nickerson
CEO/President
N2H2, Inc.




Offer Accepted By:

J. Paul Quinn    /s/ J. Paul Quinn                     Date 11/14/2000